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Exhibit 5.1

MCDERMOTT, WILL & EMERY LETTERHEAD

January 23, 2004

North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, California 91311

  Re:
  Registration Statement on Form S-4 File (No. 333-110766)

Ladies and Gentlemen:

        You have requested our opinion in connection with the above- referenced registration statement (the "Registration Statement"), under which North American Scientific, Inc. (the "Company") intends to issue up to 7,440,332 shares of common stock, par value $0.01 per share, of the Company (the "Shares"), to be issued to the stockholders of NOMOS Corporation pursuant to Agreement and Plan of Merger, dated as of October 26, 2003, as amended by that First Amendment to Agreement and Plan of Merger, dated as of November 25, 2003, among the Company, AM Capital I, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), and NOMOS Corporation (the "Merger Agreement").

        We have examined the Registration Statement, the Merger Agreement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied on, to the extent we deem proper, certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. In addition, we have assumed, without any independent investigation or examination thereof (i) that the merger of NOMOS Corporation with and into Merger Sub will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Registration Statement and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants and other provisions contained in the Merger Agreement and (ii) the continuing truth and accuracy at all relevant times of the statements, representations and warranties made by the Company, Merger Sub and NOMOS Corporation in the Merger Agreement or the Registration Statement.

        This opinion is limited to the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued and fully paid and non-assessable.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ MCDERMOTT, WILL & EMERY

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  Exhibit 5.1